Via Facsimile
Mail Stop 6010


March 29, 2006


Mr. David Wurzer
Executive Vice President,
CFO, and Treasurer
Curagen Corporation
555 Long Warf Drive, 11th Floor
New Haven, Connecticut

      Re:	Curagen Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
	           Filed March 14, 2005
	Form 10-Q for the quarter ended March 31, 2005
	Form 10-Q for the quarter ended September 30, 2005
	File No.  0-23223

Dear Mr. Wurzer:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Joseph Roesler
							Accounting Branch Chief
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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